Exhibit 99.1

Shiner International Reports Record Sales and Net Income in 3rd Quarter

HAINAN, China, Nov 10 /Xinhua-PRNewswire-FirstCall/ -- Shiner International, Inc. (Nasdaq: BEST; website: http://www.shinerinc.com ), a market leader in China's packaging and anti-counterfeiting plastic film industry, today announced financial results for the third quarter ended September 30, 2008, highlighted by a 22.9 percent increase in revenue and a 51.5 percent increase in net income.

Shiner reported total revenue of $15.2 million for 3rd quarter of 2008, compared with $12.3 million in the same period of 2007. Outstanding top line performance was primarily driven by strong growth across its core business lines, particular from anti-counterfeiting film, which was up a record 934 percent from the same quarter last year as a result of bigger orders from existing clients and new orders from both domestic and international markets.

Net income in the 3rd quarter increased to $1.9 million, or $0.08 per fully diluted share, compared to $1.2 million, or $0.06 per fully diluted share, in the same quarter of last year, a 51.5 percent increase. The continuing increase in both sale volume and price, with the help of better overall capacity utilization, are the main contributors to this record growth. Shiner also benefited from product structure adjustment and technical improvements, which resulted in the Company's gross margin improving from 4.4 percent in last year's third quarter to 18.8 percent in the current quarter.

In terms of the breakdown, for the quarter ended September 30, 2008, coated film products accounted for approximately 24.9 percent of overall revenue, while BOPP tobacco film accounted for 27.4 percent. The Company noted that anti-counterfeiting film products continue to grow as a percentage of overall revenue, contributing 27.9 percent, up from 3.0 percent in the third quarter of 2007. Color printing accounted for the remaining 19.8 percent of revenue in the quarter.

"We are very pleased with the 3rd quarter results. The strong financial performance reflects a continuation of the growth momentum we had established in 2007," said Mr. Jian Fu, CEO of Shiner International. "The market once again tells us the popularity and the competitiveness of our two anchor product lines-anti counterfeiting film and coated film, there is no doubt that we are becoming a rising solution provider for combatting the counterfeiting problem in China. Looking ahead, we will continue to focus on our key markets in both anti-counterfeit and packaging, leveraging our brand influence, top tier market presence, and unique one-stop service model, to take advantage of numerous growth opportunities domestically and internationally. Our focused strategies, unique business model and superior execution give us the confidence in our abilities to deliver sustainable fast growth in 2008 and beyond."

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com ) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou - China's "Hawaii" -- Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 13 patents on products and production equipment, and has additional patent applications pending. The Company's coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Contact Us:

Corporate Contact:
Mr. Qingtao Xing
President
Shiner International, Inc.
Tel: +86-1387-6683-099
Email: qingtao.xing@shinerinc.com or info@shinerinc.com

Shiner International, Inc.
Consolidated Statement Of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Revenue	$15,159,122	$12,331,074	$40,597,208	$27,630,207

Cost of Revenue	12,312,144	10,559,937	32,391,728	22,996,228

Gross profit	2,846,978	1,771,137	8,205,480	4,633,979

Operating expenses
Selling expenses	427,943	310,505	1,132,323	835,176
General and administrative expenses	765,306	312,934	1,886,346	1,190,893
Total operating expenses	1,193,249	623,439	3,018,669	2,026,069

Income from operations	1,653,729	1,147,698	5,186,811	2,607,910

Non-operating income (expense):
Other income, net	464,488	236,310	589,520	496,692
Interest income	3,425	4,671	20,864	12,961
Interest expense	(41,104)	(22,458)	(59,815)	(62,013)
Exchange loss	(43,126)	(37,702)	11,659	(134,287)

Total non-operating income (expense)	383,683	180,821	562,228	313,353

Income before income tax	2,037,412	1,328,519	5,749,039	2,921,263

Income tax	173,915	98,347	495,394	245,979

Net income	1,863,497	1,230,172	5,253,645	2,675,284

Shiner International, Inc.
Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
ASSETS	(unaudited)

CURRENT ASSETS:
Cash & cash equivalents	$2,610,137	$4,607,434
Accounts receivable, net of allowance for doubtful accounts of $144,049 and $84,964	11,653,565	8,988,559
Advances to suppliers	2,659,604	2,514,681
Notes receivable	380,380	39,755
Inventory	8,764,445	6,411,267
Prepaid expense & other current assets	259,774	432,211

Total current assets	26,327,905	22,993,907

Property and equipment, net	15,211,527	5,457,961
Advance for purchase of equipment	-	3,409,721
Intangible assets	357,210	339,593

TOTAL ASSETS	$41,896,642	$32,201,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,855,739	$4,545,629
Other payables	363,878	1,396,233
Unearned revenue	433,898	520,056
Accrued payroll	37,912	41,267
Short term loans	3,288,407	822,528
Dividend payable	63,141	65,110
Tax and welfare payable	147,575	924,137

Total current liabilities	11,190,550	8,314,960

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized, 24,650,000 and 24,650,000 shares issued and outstanding	24,650	24,650
Additional paid-in capital	11,174,179	11,153,503
Other comprehensive income	2,929,940	1,384,391
Statutory reserve	2,893,175	2,374,069
Retained earnings	13,684,148	8,949,609
Total stockholders' equity	30,706,092	23,886,222

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,896,642	$32,201,182